Rule 424(b)5
Registration Statement No. 333-74338

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 11, 2001.

$200,000,000

DTE Energy Company

2002 Series A

6.65% Senior Notes due 2009

          DTE Energy Company, or DTE, will pay interest on the notes on April 15 and October 15 of each year beginning October 15, 2002 at the rate of 6.65% per year.

          The notes may be redeemed at the option of DTE, in whole or in part, at any time at the redemption prices set forth in this prospectus supplement. The notes will be unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

            Investment in the notes involves risks. You should read carefully the entire prospectus and this prospectus supplement, including the section entitled “Risk Factors” that begins on page S-6 of this prospectus supplement, which describes some of these risks.

		Underwriting
	Price to	Discounts and	Proceeds
	Public(1)	Commissions	to DTE(1)

Per Note	99.858%	.625%	99.233%
Total	$199,716,000	$1,250,000	$198,466,000

(1)	Plus accrued interest from April 5, 2002.

          Delivery of the notes, in book-entry form only, will be made on or about April 5, 2002.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

Barclays Capital

JPMorgan

Merrill Lynch & Co.

The date of this prospectus supplement is April 3, 2002.

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements. Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we, our subsidiaries, or our management, express an expectation or belief as to future results, this expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words “believe,” “expect,” “estimate,” “project,” and “anticipate” or similar expressions identify forward-looking statements.

SUMMARY

      This summary highlights important information about DTE Energy Company (“DTE”) and this offering. It does not contain all the information that is important to you in connection with your decision to invest in the notes. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision. In this prospectus supplement, references to “DTE,” “we,” “us” and “our” refer to DTE Energy Company, unless the context indicates that “DTE,” “we,” “us” or “our” refers to DTE Energy Company together with its consolidated subsidiaries.

DTE Energy Company

General

      We are a national energy company. We are the parent holding company of The Detroit Edison Company, which we refer to as Detroit Edison, the International Transmission Company, Michigan Consolidated Gas Company, which we refer to as MichCon, DTE Enterprises Inc., which we refer to as Enterprises (formerly MCN Energy Group Inc., which we refer to as MCN), and other subsidiaries engaged in energy-related businesses. DTE is an exempt holding company under the Public Utility Holding Company Act of 1935.

      Detroit Edison is a Michigan public utility engaged in the generation, purchase, distribution and sale of electric energy to 2.1 million customers in a 7,600 square-mile Southeastern Michigan service area. Detroit Edison’s service area includes about 13% of Michigan’s total land area and approximately five million people, which is about half of Michigan’s population. Detroit Edison’s residential customers reside in urban and rural areas, including an extensive shoreline along the Great Lakes and connecting waters.

      On May 31, 2001, we completed the acquisition of MCN (now Enterprises). Enterprises is a Michigan corporation primarily involved in natural gas production, gathering, processing, transmission, storage and distribution and energy marketing. Enterprises’ largest subsidiary, MichCon, is a natural gas utility serving 1.2 million customers in a 14,700-square-mile area in Michigan.

      We also have affiliates that engage in non-regulated business, including the following energy-related services and products:

•	the operation of pulverized coal facilities and coke oven batteries;

•	coal sourcing, blending and transportation;

•	landfill gas-to-energy facilities;

•	providing expertise in the application of new energy technologies;

•	real estate development;

•	power marketing and trading; and

•	synfuel projects.

The Offering

      For a more complete description of the terms of the notes, see “Description of Notes.”

Offered Securities	$200,000,000 aggregate principal amount of 2002 Series A 6.65% Senior Notes due 2009.

Maturity	The notes will mature on April 15, 2009.

Interest Payment Dates	Interest on the notes is payable semi-annually on April 15 and October 15 of each year, beginning October 15, 2002. Interest on the notes will accrue from April 5, 2002.

Redemption	The notes may be redeemed at the option of DTE, in whole or in part, at any time at the redemption prices set forth in this prospectus supplement.

Ranking	The notes will be unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding, including amounts, if any, outstanding under our bridge line and our $800 million revolving credit agreement as well as our guarantees of non-regulated affiliate obligations. Because we are a holding company that conducts substantially all of our operations through our subsidiaries, the notes will be effectively subordinated to claims of creditors and preferred stockholders of those subsidiaries, including their trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, if any.

At December 31, 2001, the total amount of DTE’s outstanding unsecured and unsubordinated indebtedness (excluding guarantees and short term borrowings) was approximately $1,750 million ($1,950 million after giving effect to the issuance of the notes). At December 31, 2001, approximately $4,275 million of outstanding indebtedness, consisting of indebtedness of our subsidiaries, would rank effectively senior to the notes. In addition, at such date, our subsidiaries had approximately $1,942 million of non-recourse indebtedness, including securitization bonds issued in March 2001 for the benefit of Detroit Edison, appearing on our balance sheet. We and our subsidiaries may incur additional indebtedness and other liabilities in the future. See “Description of Notes — Ranking” in this prospectus supplement and “Description of Debt Securities — Ranking” in the accompanying prospectus.

Use of Proceeds	Total net proceeds from the sale of the notes, after expenses and underwriting discount, are expected to be approximately $198 million. Credit Suisse First Boston Corporation purchased the outstanding 6.35% MandatOry Par Put Remarketed Securitiessm due April 2, 2012 of MCN Energy Enterprises Inc., our indirect subsidiary, which have an aggregate principal amount of $100,000,000 (the “MCN Notes”), from the holder thereof for approximately $103 million on April 2, 2002. We have agreed to exchange the MCN Notes for approximately $103 million principal amount of the notes and to receive cash for the remaining notes. Following this offering, we will retire the MCN Notes, and we expect to use the remaining proceeds for the repayment of short-term indebtedness.

Risk Factors	Your investment in the notes will involve risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including “Cautionary Statements Regarding Forwarding-Looking Statements,” before deciding whether an investment in the notes is suitable for you.

SUMMARY CONSOLIDATED FINANCIAL DATA

      The following table sets forth our summary consolidated financial data on a historical basis for the five years ended December 31, 2001. The year-end financial data have been derived from our audited financial statements which have been audited by Deloitte & Touche LLP, independent public accountants. See “Experts” in the accompanying prospectus. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2001, our financial statements and the related notes and the other financial or statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Information Incorporated by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

      The information in the table below reflects the combined consolidated financial information of DTE and Enterprises only since consummation of our acquisition of Enterprises on May 31, 2001. The notes to our audited financial statements for the year ended December 31, 2001, included in our Annual Report on Form 10-K, contain pro forma information presented as if the acquisition became effective at the beginning of 2001 and 2000.

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(millions, except per share amounts)
Income Statement Data(a)
Operating Revenues	$7,849	$5,597	$4,728	$4,221	$3,764
Net Income Before Accounting Change	329	468	483	443	417
Net Income	332	468	483	443	417
Basic Earnings Per Share Before Accounting Change	2.15	3.27	3.33	3.05	2.88
Diluted Earnings Per Share Before Accounting Change	2.14	3.27	3.33	3.05	2.88
Dividends Declared Per Share of Common Stock	2.06	2.06	2.06	2.06	2.06

	At December 31,

	2001	2000	1999	1998	1997

	(millions)
Balance Sheet Data
Total Assets	$19,228	$12,656	$12,316	$12,088	$11,223
Long-Term Debt Obligations (including capital leases) and Redeemable Preferred and Preference Stock Outstanding	7,928	4,039	4,091	4,323	3,914

(a)	Income Statement Data includes the cumulative effect of the 2001 change in accounting for derivative instruments and hedging activities.

RISK FACTORS

      An investment in the notes involves a number of risks. You should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in this prospectus supplement and the prospectus, about risks concerning the notes, before buying any notes:

We may not be able to realize fully the cost savings and other benefits expected to be realized in connection with the merger with MCN, which may adversely affect our earnings and financial condition.

      The merger involves the integration of two large companies that previously operated independently of each other and the successful combination of the two business enterprises may take an extended period of time. Further, coordinating the operations involves a number of risks including:

•	Difficulties in combining operations and systems, including combining or coordinating utility operations;

•	Difficulties in retaining employees, customers and suppliers; and

•	The possibility that we will not achieve anticipated cost savings, or that any savings will be partially or fully offset by utility rate reductions or other actions and so will not benefit the holders of our securities.

      Inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as delays encountered in the transition process, could have a material adverse effect upon our revenues, level of expenses, operating results and financial condition. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus supplement.

Changes in regulatory environment and increased competition may result in decreased earnings.

      The merger has combined two companies that to a large extent share a common regulatory environment and are affected by a number of similar factors, including deregulation and increased competition. Michigan is addressing competition in the electric industry and the impact, if any, of the adoption and implementation of one or more regulatory orders and/or statutes is currently unknown. Furthermore, the utility industry has been undergoing dramatic structural change for several years, resulting in increasing competitive pressures faced by electric and natural gas utility companies. Increased competition may create greater risks to the stability of utility earnings generally and may in the future reduce our earnings from retail electric and natural gas sales. In a deregulated environment, formerly regulated utility companies that are not responsive to a competitive energy marketplace may suffer erosion in market share, revenues and profits as competitors gain access to their customers. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus supplement.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of DTE. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus supplement, the accompanying prospectus or in documents incorporated herein or therein.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following variables:

•	interest rates;

•	the use of derivative instruments and their related accounting treatment;

•	the level of borrowings;

•	the effects of weather and other natural phenomena on utility and energy operations;

•	actual sales;

•	the capital intensive nature of our business;

•	economic climate and growth in the geographic areas in which we, and our subsidiaries, do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for electricity, natural gas, natural gas liquids, methanol and crude oil;

•	unscheduled generation outages, maintenance or repairs;

•	nuclear power plant performance;

•	the nature, availability and projected profitability of potential projects and other investments available to us;

•	conditions of capital markets and equity markets;

•	the timing and results of major transactions;

•	changes in and recovery of the cost of fuel, natural gas and purchased power due to ongoing regulatory proceedings;

•	the effects of increased competition from other energy suppliers and the phased-in implementation of customer choice, as well as alternative forms of energy;

•	the implementation of utility restructuring in Michigan (which involves pending regulatory and related judicial proceedings, and actual and possible reductions in authorized rates and earnings);

•	the effects of changes in governmental policies, including income taxes and environmental compliance and nuclear requirements;

•	the impact of Federal Energy Regulatory Commission proceedings and regulations; and

•	the contributions to earnings by our non-regulated businesses.

In addition, expected results will be affected by DTE’s merger with MCN, financial results of which have not yet been reflected in DTE’s consolidated financial statements for a complete fiscal year, and the timing of the accretive effect of such merger.

      Because such forward-looking statements are subject to assumptions, risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference.

      All subsequent written and oral forward-looking statements attributable to DTE or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

      The factors discussed above and other factors are discussed more completely in our public filings with the Securities and Exchange Commission (the “Commission”), including our Annual Report on Form 10-K for the year ended December 31, 2001.

USE OF PROCEEDS

      Total net proceeds from the sale of the notes, after expenses and underwriting discount, are expected to be approximately $198 million. Credit Suisse First Boston Corporation purchased the outstanding MCN Notes, from the holder thereof for approximately $103 million on April 2, 2002. We have agreed to exchange the MCN Notes for approximately $103 million principal amount of the notes and to receive cash for the remaining notes. Following this offering, we will retire the MCN Notes, and we expect to use the remaining proceeds for the repayment of short-term indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

	Year Ended December 31,

	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges	1.50	2.37	2.48	2.68	2.95

      Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of consolidated income plus income taxes and fixed charges, except capitalized interest; and

•	“fixed charges,” which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, the estimated portion of rental expense attributable to interest, and preferred stock dividends of consolidated subsidiaries.

CAPITALIZATION

      The following table sets forth our cash, cash equivalents and restricted cash, short-term debt, current portion of long-term debt and capital lease obligations, non-current portion of capital lease obligations, total long-term debt, Enterprises-obligated mandatorily redeemable preferred securities, DTE-obligated mandatorily redeemable preferred securities, common shareholders’ equity and total capitalization as of December 31, 2001: (i) on a historical basis; and (ii) as adjusted to give effect to the offering and application of the net proceeds of (a) this offering of $200 million aggregate principal amount of notes and (b) the offering in January 2002 of $180 million aggregate liquidation amount of preferred trust securities by a subsidiary of ours. The table should be read in conjunction with our consolidated financial statements and the related notes and the consolidated financial statements and related notes of MCN incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of
	December 31, 2001

	Historical	As Adjusted

	(unaudited)
	(in millions)
Cash, cash equivalents and restricted cash	$425	$425

Short-term debt and current portion of long-term debt and capital lease obligations	$1,197	$1,102

Non-current portion of capital lease obligations	$89	$89
Long-term debt:
Mortgage bonds	929	929
Other secured debt	2,267	2,267
Unsecured debt	2,590	2,490
Notes offered hereby	—	200
Non-recourse debt:
Securitization bonds	1,673	1,673
Other	106	106

Total long-term debt	$7,654	$7,754
Enterprises-obligated mandatorily redeemable preferred securities of subsidiaries holding solely debentures of Enterprises	274	100
DTE-obligated mandatorily redeemable preferred securities of subsidiary holding solely debentures of DTE	—	174
Common shareholders’ equity	4,589	4,589

Total capitalization	$12,517	$12,617

DESCRIPTION OF NOTES

      The following summary sets forth the material terms and provisions of the notes and the indenture governing the notes. The following summary is qualified in its entirety by reference to the terms and provisions of the notes and the indenture, which are incorporated in this prospectus supplement and the accompanying prospectus by reference. Capitalized terms not otherwise defined in this section have the meanings given to them in the notes and in the indenture. The following description of the specific terms of the notes supplements, and, to the extent inconsistent, replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under “Description of Debt Securities.”

General

      We will issue the notes under an amended and restated indenture, dated as of April 9, 2001, as supplemented or amended from time to time, between us and The Bank of New York, as trustee. When we refer to the indenture, we include all supplements to the indenture. The terms of the notes include those provisions contained in the notes and the indenture. It also includes those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Please refer to the notes, the indenture and the Trust Indenture Act for a description of all terms of the notes. The indenture and the forms of the notes are filed as exhibits to the registration statement that includes the accompanying prospectus.

      We may issue additional notes having the same ranking and the same interest rate, maturity, CUSIP number and other terms as the notes, without the consent of the holders. Any such additional notes will, together with the other notes of that series, constitute a single series of debt securities under the indenture. No additional notes may be issued if an Event of Default has occurred with respect to the notes of that series. The indenture does not limit the amount of senior notes or other debt securities we may issue under it. Three additional series of senior notes have been issued under the indenture, are currently outstanding and rank equally as to payment of principal and interest with the notes of the series offered hereby.

Certain Terms of the Notes

Principal:	$200,000,000

Maturity:	The notes will mature on April 15, 2009.

Interest:	The notes will bear interest from April 5, 2002. Interest will be payable in U.S. dollars semi-annually in arrears on April 15 and October 15, commencing October 15, 2002, at the rate of 6.65% per year. The interest will be paid to the persons in whose names the notes are registered at the close of business on the 15th calendar day (whether or not a business day) before each interest payment date. “Business day” means any day other than a Saturday or Sunday or a day on which commercial banks in the State of New York are required or authorized by law or executive order to be closed. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or maturity date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, redemption date or maturity date, as the case may be, to the date of payment on the next succeeding business day.

Redemption:	The notes may be redeemed at our option, in whole or in part, at any time at the redemption prices set forth in this prospectus supplement. See “Optional Redemption.”

Sinking Fund:	The notes will not be entitled to the benefit of any sinking fund.

Ranking:	The notes will be unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding, including amounts, if any, outstanding under our bridge line and our $800 million revolving credit agreement as well as our guarantees of non-regulated affiliate obligations. Because we are a holding company that conducts substantially all of our operations through our subsidiaries, the notes will be effectively subordinated to claims of creditors and preferred stockholders of those subsidiaries, including their trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, if any. See “Description of Debt Securities — Ranking” in the accompanying prospectus.

At December 31, 2001, the total amount of DTE’s outstanding unsecured and unsubordinated indebtedness (excluding guarantees and short term borrowings) was approximately $1,750 million ($1,950 million after giving effect to the issuance of the notes). At December 31, 2001, approximately $4,275 million of outstanding indebtedness, consisting of indebtedness of our subsidiaries, would rank effectively senior to the notes. In addition, at such date, our subsidiaries had approximately $1,942 million of non-recourse indebtedness, including securitization bonds issued in March 2001 for the benefit of Detroit Edison, appearing on our balance sheet. We and our subsidiaries may incur additional indebtedness and other liabilities in the future.

Form:	The notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and its integral multiples. See “— Book Entry System.”

Covenants

      The covenants set forth in the indenture, including Section 1009 of the indenture pertaining to limitations on secured debt, will be applicable to the notes. See “Description of Debt Securities — Covenants” and “— Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Defeasance

      We may defease a series of the notes or certain covenants relating to a series of the notes as described under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus.

Optional Redemption

      The notes may be redeemed at our option, in whole or in part, at any time at the redemption prices set forth herein. The redemption price will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 25 basis points as determined by the Reference Treasury Dealer (as defined below);

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      If notice has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

      Notice of any redemption will be given to holders at their addresses, as shown in the security register for such notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

      We will notify the trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. If less than all of the notes of a series are to be redeemed, the trustee shall select which notes are to be redeemed in a manner it deems to be fair and appropriate.

      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

      “Reference Treasury Dealer” means (A) Credit Suisse First Boston Corporation, Barclays Capital Inc., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

      “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Book-Entry System

      The notes will be issued in the form of one or more fully-registered notes in book-entry form (the “Global Notes”) which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC’s nominee, Cede & Co. Except as set forth below, the Global Notes may not be transferred except as a whole among DTC and its nominees and successors.

      So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole holder of the notes for all purposes under the indenture. The beneficial owners of the notes will be entitled only to those rights and benefits afforded to them in accordance with DTC’s regular operating procedures. Upon specified written instructions of a Participant (defined below), DTC will have its nominee assist Participants in the exercise of certain holders’ rights, such as a demand for acceleration or an instruction to the trustee. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form, will not be considered the registered owners or holders of notes under the indenture and will not be able to transfer or exchange the notes, except in the limited circumstances described below and in the accompanying prospectus. A book-entry security will be exchangeable for definitive securities registered in the names of the persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered; or

•	we execute and deliver to the trustee an order complying with the requirements of the indenture that the book-entry security will be so exchangeable; or

•	an event of default has occurred and is continuing.

      Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

      If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the trustee will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.

      Purchases of notes under the DTC system must be made by or though direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note is in turn recorded on the direct and indirect Participant’s records. A beneficial owner does not receive written confirmation from DTC of its purchase, but such beneficial owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the direct or indirect Participant through which such beneficial owner entered into the transaction. Transfers of ownership interests in notes are accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners do not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

      To facilitate subsequent transfers, the notes are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC records reflect only the identity of the direct Participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct Participants, by direct Participants to indirect Participants, and by direct Participants and indirect Participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices shall be sent to Cede & Co. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct Participant in such issue to be redeemed.

      Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct Participants to whose accounts the notes are credited on the record date (identified on a list attached to the omnibus proxy).

      Principal and interest payments on the notes will be made by us to the trustee and from the trustee to DTC. DTC’s practice is to credit direct Participant’s accounts on the payable date in accordance with their respective holdings as shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of us or the trustee, disbursement of such payments to direct Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not appointed, note certificates are required to be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy. None of us, the underwriters or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Concerning the Trustee

      The Bank of New York is the trustee under the indenture and has been appointed Registrar and Paying Agent with regard to the notes. The Bank of New York acts as a lender and provides other banking services in the ordinary course of its business to DTE and its affiliates.

Governing Law

      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated April 3, 2002, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective principal amounts of notes:

Principal Amount
Underwriters	of Notes

Credit Suisse First Boston Corporation	$130,000,000
Barclays Capital Inc.	$20,000,000
J.P. Morgan Securities Inc.	$20,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$30,000,000

Total	$200,000,000

      The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

      The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of .375% of the principal amount per note. The underwriters and selling group members may allow a discount of .250% of the principal amount per note on sales to other broker/ dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/ dealers.

      We estimate that our out of pocket expenses for this offering will be approximately $250,000.

      The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

      In connection with the offering the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

      We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

      Some of the underwriters and their affiliates have performed certain investment banking and advisory and general financing, trustee and banking services for DTE and its affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with or perform services for DTE and its affiliates in the ordinary course of their business.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

      By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within

Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

      The validity of the notes and certain other matters relating to DTE will be passed upon for DTE by Thomas A. Hughes, Acting General Counsel. As of April 2, 2002, Mr. Hughes beneficially owns approximately 4,100 shares of DTE common stock and holds options to purchase an additional 38,750 shares. Certain legal matters relating to the offering will be passed upon for the underwriters by Pillsbury Winthrop LLP, New York, New York. Pillsbury Winthrop LLP will rely on the opinion of Mr. Hughes with respect to Michigan law.

INFORMATION INCORPORATED BY REFERENCE

      We file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. In addition to the information specifically incorporated by reference in the section entitled “Where You Can Find More Information” in the accompanying prospectus, we incorporate by reference the documents filed with the Commission and listed below:

•	DTE’s Current Report on Form 8-K/ A filed with the Commission on August 14, 2001; and

•	DTE’s Annual Report on Form 10-K for the year ended December 31, 2001 (including information specifically incorporated by reference into DTE’s Form 10-K from DTE’s definitive Proxy Statement for its 2002 Annual Meeting of Common Shareholders).

      You may also read and copy any document we file at the Commission’s public reference rooms located at:

•	450 Fifth Street, N.W. Washington, D.C. 20549; and

•	Citicorp Center 500 West Madison Street Chicago, Illinois 60661.

      Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

Prospectus

$1,000,000,000

DTE Energy Company

Common Stock

Debt Securities
Common Stock Purchase Contracts
Common Stock Purchase Units

DTE Energy Trust I

DTE Energy Trust II
Trust Preferred Securities
Guaranteed to the extent set forth in this prospectus by
DTE Energy Company

     By this prospectus, we may offer from time to time:

•	common stock and related rights;

•	senior debt securities and/or subordinated debt securities, including debt securities convertible into common stock of DTE Energy or exchangeable for other securities;

•	contracts to purchase shares of common stock and/or common stock purchase units.

     Each of the DTE Energy Trusts, which are Delaware business trusts, may offer from time to time:

•	trust preferred securities guaranteed to the extent set forth in this prospectus by DTE Energy.

     For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

     This prospectus provides a general description of the securities that we may offer. We will describe the specific terms of the securities in a supplement or supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

     We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

     Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and any information under the heading “Where You Can Find More Information.”

     DTE Energy’s common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “DTE.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated December 11, 2001.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of the this prospectus. DTE Energy’s business, financial condition, results of operations and prospects may have changed since such dates.

      In this prospectus, references to “DTE Energy,” “we,” “us” and “our” refer to DTE Energy Company, unless the context indicates that the references are to DTE Energy Company and its consolidated subsidiaries, and references to the “DTE Energy Trusts” are to DTE Energy Trust I and DTE Energy Trust II.

Where You Can Find More Information

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference rooms located at:

•	450 Fifth Street, N.W. Washington, D.C. 20549;

•	233 Broadway New York, New York 10007; and

•	Citicorp Center 500 West Madison Street Chicago, Illinois 60661.

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

      You can also inspect reports, proxy statements and other information about DTE at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the offices of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Until we sell all of the securities covered by this prospectus, we incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in such documents that is deemed not to be filed):

SEC Filing	Period/Date

DTE Energy:
Annual Report on Form 10-K (including information specifically incorporated by reference into DTE’s Form 10-K from DTE Energy’s definitive Proxy Statement for its 2001 annual meeting of shareholders, filed on March 26, 2001)	Year ended December 31, 2000
Quarterly Report on Form 10-Q	Quarter ended March 31, 2001
Quarterly Report on Form 10-Q	Quarter ended June 30, 2001
Quarterly Report on Form 10-Q	Quarter ended September 30, 2001
Current Report on Form 8-K	Filed March 8, 2001
Current Report on Form 8-K	Filed May 25, 2001
Current Report on Form 8-K	Filed June 1, 2001
Current Report on Form 8-K	Filed June 5, 2001

SEC Filing	Period/Date

Current Report on Form 8-K	Filed July 6, 2001
Current Report on Form 8-K/ A	Filed August 14, 2001
Current Report on Form 8-K	Filed August 27, 2001
Current Report on Form 8-K	Filed October 29, 2001
Description of DTE Energy common stock on Form 8-B	Filed January 2, 1996
Description of the Rights Agreement on Form 8-A	Filed September 23, 1997
MCN Energy Group Inc.:
Consolidated financial statements and related financial statement schedule of MCN Energy Group Inc., and the notes related thereto, included under the caption “Financial Statements and Supplementary Data” in MCN Energy Group Inc.’s Annual Report on Form 10-K	Year ended December 31, 2000
Consolidated financial statements of MCN Energy Group Inc., and the related notes thereto, included in MCN Energy Group Inc.’s Quarterly Report on Form 10-Q	Quarter ended March 31, 2001

      Each of these documents is available from the Securities and Exchange Commission’s web site and public reference rooms described above. You may also request a copy of these filings, excluding exhibits, at no cost by writing or telephoning DTE Energy, at the address of our principal executive offices, which is:

DTE Energy Company 2000 2nd Avenue, Detroit, Michigan 48226-1279, (313) 235-4000

      There are no separate financial statements of the DTE Energy Trusts in this prospectus. We do not believe these financial statements would be helpful because:

•	the DTE Energy Trusts are wholly-owned subsidiaries of DTE Energy, which files consolidated financial information under the Securities Exchange Act;

•	the DTE Energy Trusts will not have any independent operations other than issuing trust preferred securities and trust common securities, purchasing debt securities of DTE Energy and other necessary or incidental activities as described in this prospectus;

•	DTE Energy guarantees the trust preferred securities of the DTE Energy Trusts;

•	no other subsidiary of DTE Energy guarantees the trust preferred securities of the DTE Energy Trusts; and

•	the guarantee of the DTE Energy Trusts by DTE Energy is full and unconditional.

      Our web site address is http://www.dteenergy.com. The information on our web site is not incorporated by reference into this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.

Neither DTE Energy nor either DTE Energy Trust has authorized anyone to provide you with different information.

      Neither DTE Energy nor either DTE Energy Trust is making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any other document incorporated by reference in this prospectus is accurate as of any date other than the date of those documents.

Cautionary Statements Regarding Forward-Looking Statements

       This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus or in documents incorporated herein. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Our actual results may differ from those expected due to a number of variables including, but not limited to:

•	interest rates;

•	the use of derivative instruments and their related accounting treatment;

•	the level of borrowings;

•	the effects of weather and other natural phenomena on utility and energy operations;

•	actual sales;

•	the capital intensive nature of our business;

•	economic climate and growth in the geographic areas in which we, and our subsidiaries, do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for electricity, natural gas, natural gas liquids, methanol and crude oil;

•	unscheduled generation outages, maintenance or repairs;

•	nuclear power plant performance;

•	the nature, availability and projected profitability of potential projects and other investments available to us;

•	conditions of capital markets and equity markets;

•	the timing and results of major transactions;

•	changes in and recovery of the cost of fuel, natural gas and purchased power due to ongoing regulatory proceedings;

•	the effects of increased competition from other energy suppliers and the phased-in implementation of customer choice, as well as alternative forms of energy;

•	the implementation of utility restructuring in Michigan (which involves pending regulatory and related judicial proceedings, and actual and possible reductions in authorized rates and earnings);

•	the effects of changes in governmental policies, including income taxes and environmental compliance and nuclear requirements;

•	the impact of Federal Energy Regulatory Commission proceedings and regulations; and

•	the contributions to earnings by our non-regulated businesses.

      Expected results will also be effected by our acquisition of MCN Energy Group Inc., which we refer to as MCN, on May 31, 2001, and the timing of the accretive effect of this acquisition. While DTE Energy believes that estimates given accurately measure the expected outcome, actual results could vary materially due to the variables mentioned, as well as others.

      All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

DTE Energy Company

       We are a national energy company. We are the parent holding company of The Detroit Edison Company, which we refer to as Detroit Edison, Michigan Consolidated Gas Company, which we refer to as MichCon, DTE Enterprises Inc. (formerly MCN), which we refer to as DTEE, and other subsidiaries engaged in energy-related businesses.

      Detroit Edison is a Michigan public utility engaged in the generation, purchase, distribution and sale of electric energy to 2.1 million customers in a 7,600-square-mile Southeastern Michigan Service area. Detroit Edison’s service area includes about 13% of Michigan’s total land area and approximately five million people, which is about half of Michigan’s population. Detroit Edison’s residential customers reside in urban and rural areas, including an extensive shoreline along the Great Lakes and connecting waters.

      On May 31, 2001, DTE Energy completed the acquisition of MCN (now DTEE). DTEE is a Michigan corporation primarily involved in natural gas production, gathering, processing, transmission, storage and distribution and energy marketing. DTEE’s largest subsidiary, MichCon, is a natural gas utility serving 1.2 million customers in a 14,700-square-mile area in Michigan.

      We also have affiliates that engage in non-regulated businesses, including the following energy-related services and products:

•	The operation of pulverized coal facilities and coke oven batteries;

•	Coal sourcing, blending and transportation;

•	Landfill gas-to-energy facilities;

•	Providing expertise in the application of new energy technologies;

•	Real estate development; and

•	Power marketing and trading.

      The mailing address of our principal executive offices is 2000 2nd Avenue, Detroit, Michigan, 48226-1279, and its telephone number is (313) 235-4000.

      Unaudited pro forma combined condensed consolidated statements of income giving effect to DTE Energy’s merger with MCN are included in this prospectus beginning on page F-1.

DTE Energy Trusts

       We created DTE Energy Trust I and DTE Energy Trust II. They are Delaware business trusts, created by way of trust agreements and the filing of certificates of trust with the Delaware Secretary of State. We will execute amended and restated trust agreements for the DTE Energy Trusts, referred to in this prospectus as the trust agreements. These trust agreements will state the terms and conditions for the DTE Energy Trusts to issue and sell their trust preferred securities and trust common securities. We filed a form of trust agreement as an exhibit to the registration statement of which this prospectus forms a part.

      The DTE Energy Trusts will exist solely to:

•	issue and sell their trust preferred securities and trust common securities;

•	use the proceeds from the sale of their trust preferred securities and trust common securities to purchase DTE Energy’s debt securities; and

•	engage in other activities that are necessary or incidental to the above purposes.

      We will hold directly or indirectly all of the trust common securities of each of the DTE Energy Trusts. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each DTE Energy Trust’s total capitalization. The trust preferred securities will represent the remaining percentage of each DTE Energy Trust’s total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if DTE Energy defaults on the debt securities owned by a DTE Energy Trust or another event of default under the trust agreement occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the securities of that trust must be paid or delivered to the holders of the trust preferred securities of that trust before the holders of the common securities of that trust.

      The DTE Energy Trusts may not borrow money, issue debt, execute mortgages or pledge any of their assets.

      The trust preferred securities will be guaranteed by us as described in this prospectus and the applicable prospectus supplement.

      Unless otherwise specified in the applicable prospectus supplement, the following trustees will conduct each DTE Energy Trust’s business and affairs:

•	The Bank of New York, as property trustee;

•	The Bank of New York (Delaware), as Delaware trustee; and

•	one or more of our officers, as administrative trustees.

      Only we, as direct or indirect owner of the trust common securities, can remove or replace the administrative trustees. In addition, we can increase or decrease the number of administrative trustees. Also, we, as direct or indirect holder of the trust common securities, will generally have the sole right to remove or replace the property and Delaware trustees. However, if DTE Energy defaults on the debt securities owned by a DTE Energy Trust or another event of default under the trust agreement occurs, then, so long as that default is continuing, the holders of a majority in liquidation amount of the outstanding trust preferred securities of that trust may remove and replace the property and Delaware trustees for that trust.

      We will pay all fees and expenses related to the DTE Energy Trusts and the offering of the trust preferred securities. We will also pay all ongoing costs and expenses of the DTE Energy Trusts, except each trust’s obligations under the trust preferred securities and trust common securities.

Ratios of Earnings to Fixed Charges

       Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below.

	Nine Months Ended	Year Ended December 31,
	September 30,
	2001	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges	1.14	2.37	2.48	2.68	2.95	2.52

      Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of consolidated income plus income taxes and fixed charges; and

•	“fixed charges,” which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, the estimated portion of rental expense attributable to interest, and preferred stock dividends of consolidated subsidiaries.

Use of Proceeds

       Unless otherwise specified in the supplement which accompanies this prospectus, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include financing the development and construction of new facilities, additions to working capital and repurchase or refinancing of securities. We may also invest funds not immediately required for such purposes in short-term investment grade securities. The amount and timing of sales of the securities will depend on market conditions and the availability of other funds.

      The DTE Energy Trusts will use all proceeds from the sale of the trust common and trust preferred securities to purchase debt securities of DTE Energy.

The Securities that DTE Energy and the
DTE Energy Trusts May Offer

       The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that DTE Energy and the DTE Energy Trusts may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

      We may sell from time to time, in one or more offerings:

•	common stock and related rights;

•	senior or subordinated debt securities, including debt securities convertible into common stock of DTE Energy or exchangeable for other securities;

•	common stock purchase contracts; and/or

•	common stock purchase units.

      The DTE Energy Trusts may offer and sell from time to time their trust preferred securities guaranteed by us.

      In this prospectus, DTE Energy and the DTE Energy Trusts refer to the common stock and related rights, senior debt securities, subordinated debt securities, common stock purchase contracts, common stock purchase units, trust preferred securities and our guarantees of the trust preferred securities collectively as “securities.”

      If DTE Energy and/or the DTE Energy Trusts issue securities at a discount from their original stated principal or liquidation amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, DTE Energy and/or the DTE Energy Trusts will treat the initial offering price of the securities as the total original principal or liquidation amount of the securities.

Description of Capital Stock

Authorized Capital Stock

      The authorized capital stock of DTE Energy currently consists of 400,000,000 shares of DTE Energy common stock, without par value, and 5,000,000 shares of preferred stock, without par value. As of October 31, 2001, there were 162,652,459 shares of DTE Energy common stock issued and outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. As of October 31, 2001, there were no shares of preferred stock issued and outstanding and 1,500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance pursuant to the rights agreement, dated September 23, 1997, between DTE Energy and The Detroit Edison Company. Each outstanding share of DTE Energy common stock currently has attached to it one preferred share purchase right, issued under the rights agreement.

      Under the DTE Energy amended and restated articles of incorporation, which we refer to as the articles of incorporation, our board of directors may cause the issuance of one or more new series of the authorized shares of preferred stock, determine the number of shares constituting any such new series and fix the voting, distribution, dividend, liquidation and all other rights and limitations of the preferred stock. These rights may be superior to those of the DTE Energy common stock. To the extent any shares of DTE Energy’s preferred stock have voting rights, no share of preferred stock may be entitled to more than one vote per share, except with respect to election of directors, in which case cumulative voting may be available.

Common Stock

      The following description of our common stock, together with the additional information included in any applicable prospectus supplement, summarizes the material terms and provisions of this type of security. We will describe the specific terms of any common stock we may offer in a prospectus supplement. If indicated in a prospectus supplement, the terms of any common stock offered under that prospectus supplement may differ from the terms described below. For the complete terms of our common stock, please refer to our articles of incorporation, bylaws and rights agreement that are incorporated by reference into the registration statement that includes this prospectus or may be incorporated by reference in this prospectus. The terms of our common stock may also be affected by the laws of the State of Michigan.

Voting

      Subject to any special voting rights which may vest in the holders of preferred stock, the holders of DTE common stock are entitled to vote as a class and are entitled to one vote per share for each share held of record on all matters voted on by shareholders, except with respect to the election of directors, in which case cumulative voting is available. All questions other than election of directors are decided by a majority of the votes cast by the holders of shares entitled to vote on that question, unless a greater vote is required by the articles of incorporation or Michigan law. Directors are elected by a plurality of the votes cast.

      We are subject to Chapter 7A of the Michigan Business Corporation Act, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. These requirements do not apply if (i) the corporation’s board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

      In addition, our bylaws provide that Chapter 7B of the Michigan Business Corporation Act, which we refer to as the Act, does not apply to DTE Energy. The Act regulates shareholder rights when an individual’s stock ownership reaches at least 20 percent of a Michigan corporation’s outstanding shares. Accordingly, pursuant to DTE Energy’s bylaws, a shareholder seeking control of DTE Energy cannot require the DTE Energy’s board of directors to call a meeting to vote on issues related to corporate control within 10 days, as stipulated by the Act.

Board of Directors

      Our bylaws provide for a board of directors that is divided into three classes. Each class serves a three-year term and the classes are as nearly equal in size as possible. the number of directors is fixed by the board of directors from time to time but not less than 10 nor more than 18, subject to the board of director’s authority to change the minimum and maximum number of directors. We currently have 13 directors. Under our bylaws, the provision providing for the classification of the board of directors may not be amended or repealed without the vote of a majority of the shares of DTE Energy’s common stock.

Amendments to DTE Energy’s Articles of Incorporation

      Under Michigan law, our articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposed amendment (which would include the common stock and any series of preferred stock which, by its terms or applicable law, was so entitled to vote), and, if any class or series of shares is entitled to vote as a class, then the proposed amendment must be approved by the required vote of each class or series of shares entitled to vote as a class.

Dividends

      Holders of common stock are entitled to participate equally in respect of dividends as and when dividends are declared by our board of directors out of funds legally available for their payment. As a Michigan corporation, we are subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding-up of DTE Energy, holders of our common stock have the right to DTE Energy’s assets remaining after satisfaction in full of the prior rights of creditors, and all liabilities and the aggregate liquidation preferences of any outstanding shares of DTE Energy preferred stock. The holders of our common stock have no conversion, redemption or preemptive rights. However, this dividend right is subject to any preferential dividend rights we may grant to future holders of preferred stock. Dividends on common stock of DTE Energy will depend in the foreseeable future primarily upon the earnings, financial condition and capital requirements of Detroit Edison and MichCon. Our ability to pay dividends on our common stock may be limited by existing or future covenants limiting the right of Detroit Edison or

MichCon to pay dividends on or acquire common stock of Detroit Edison or MichCon. See “Description of Debt Securities — Ranking.”

Listing

      Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “DTE.”

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is The Detroit Edison Company, 2000 2nd Avenue, Detroit, Michigan 48226-1279.

Rights Agreement

      The following is a description of the rights issued or to be issued under the DTE Energy rights agreement. The following description of the DTE Energy rights and the DTE Energy rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the text of the DTE Energy rights agreement, which is incorporated herein by reference to the DTE Energy rights agreement filed as an exhibit to the registration statement of which this prospectus is a part.

      Our rights agreement provides for the issuance of a right to the holder of each share of DTE Energy common stock. Under DTE Energy’s rights agreement, each right entitles the holder of the DTE Energy right to purchase from DTE Energy one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value, of DTE Energy at a price of $90.00 per one one-hundredth of a preferred share, subject to adjustment as provided for in the DTE Energy rights agreement. The rights, which are attached to and trade with the shares of DTE Energy common stock until they are exercisable, may not be exercised until the close of business 10 calendar days, or such later time as the DTE Energy board of directors may specify, after the earlier of:

•	The date of the first public announcement that a person, together with its affiliates and associates, has acquired beneficial ownership of 10% or more of the outstanding shares of DTE Energy common stock; or

•	Any person commences a tender offer or exchange offer, the consummation of which would result in beneficial ownership by such person of 10% or more of the outstanding shares of DTE Energy common stock.

      DTE Energy, its subsidiaries, employee benefit or stock ownership plans, and affiliates or associates of DTE Energy are not persons whose ownership triggers the exercisability of the rights. The rights will expire on October 6, 2007, unless earlier redeemed, exchanged or amended by DTE Energy.

Description of Debt Securities

       The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the debt securities that DTE Energy may offer under this prospectus and the related trust indenture. We will issue the debt securities under an amended and restated indenture, dated as of April 9, 2001, as supplemented or amended from time to time, between us and The Bank of New York, as trustee. We refer to the senior debt securities and the subordinated debt securities in this prospectus collectively as the “debt securities.” The Bank of New York or any successor or additional trustee, in its capacity as trustee under the indenture, is referred to as the “trustee” for purposes of this section. The indenture may, but need not, have separate trustees for senior and subordinated debt securities. The indenture contains and the debt securities, when issued, will contain additional important terms and provisions. The indenture and the forms of the debt securities are filed as exhibits to the registration statement that includes this prospectus.

      This summary of the indenture and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

      Because the summary of the material provisions of the indenture and the debt securities set forth below and the summary of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are not complete, you should refer to the forms of the indenture and the debt securities for complete information regarding the terms and provisions of the indenture (including defined terms) and the debt securities. Wherever particular articles, sections or defined terms of the indenture are referred to, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

      The indenture does not limit the amount of debt securities we may issue under it, and it provides that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. Debt securities may also be issued pursuant to the indenture in transactions exempt from the registration requirements of the Securities Act of 1933. Those debt securities will not be considered in determining the aggregate amount of securities issued under this prospectus. As of September 30, 2001, approximately $1.750 billion aggregate principal amount of debt securities was issued and outstanding under the indenture.

      Unless otherwise indicated in the applicable prospectus supplement, we will issue registered debt securities in denominations of $1,000 and integral multiples of $1,000 and bearer securities in denominations of $5,000.

      Principal and any premium and interest in respect to the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, payment of interest may be made by check mailed to the registered holders of the debt securities at their registered addresses.

      We will describe special U.S. federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies in the applicable prospectus supplement.

General

      The prospectus supplement relating to the particular series of debt securities being offered will specify whether they are senior or subordinated debt securities and the amounts, prices and terms of those debt securities. These terms may include:

•	the title or designation of the debt securities, which may include medium-term notes;

•	the aggregate principal amount of the debt securities;

•	whether the debt securities are to represent senior or subordinated indebtedness and, if subordinated debt securities, the specific subordination provisions applicable to the securities;

•	in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of DTE Energy in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	the person to whom any interest on any registered security shall be payable, if other than the person in whose name that security is registered at the close of business on the record date, the manner in which, or the person to whom, any interest on any bearer security shall be payable, if other than upon presentation and surrender of coupons, and the extent to which, or the manner in which, any interest payable on a temporary global security will be paid if other than in the manner provided in the indenture;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable or the method or methods, if any, by which such date or dates will be determined;

•	the date or dates from which any interest will accrue or the method or methods, if any, by which such date or dates will be determined and the date or dates on which such interest will be payable;

•	the rate or rates, which may be fixed or variable, or the method or methods of determining the rate or rates at which the debt securities will bear any interest;

•	whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder who is a “United States alien,” as defined in the indenture, in respect of any tax, assessment or governmental charge, and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; the term “interest,” as used in this prospectus, includes any additional amounts;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities shall be payable, and where any registered securities may be surrendered for registration of transfer, conversion or exchange;

•	a description of any provisions providing for redemption or repurchase of the debt securities at our option, a holder’s option or otherwise, and the terms and provisions of such a redemption or repurchase;

•	any sinking fund terms;

•	whether the debt securities will be convertible into shares of common stock of DTE Energy and/or exchangeable for other securities, whether or not issued by DTE Energy, property or cash, or a combination of any of the foregoing, and, if so, the terms and conditions of such conversion or exchange, either mandatory, at the option of the holder, or at the option of DTE Energy, and any deletions from or modifications or additions to the indenture to allow the issuance of such convertible or exchangeable debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities or any of them which shall be payable upon declaration of acceleration of the maturity in accordance with section 502 of the indenture or the method by which such portion is to be determined;

•	if other than U.S. dollars, the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•	if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities;

•	if either or both of the sections of the indenture relating to defeasance and covenant defeasance are applicable to the debt securities, or if any covenants in addition to or other than those specified in the indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

•	if there is more than one trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the debt securities;

•	whether the debt securities shall be issued as original issue discount securities;

•	whether a credit facility or other form of credit support will apply to the debt securities;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities whether or not such events of default or covenants are consistent with the events of default or covenants in the indenture, and whether Section 1009 of the indenture will be applicable;

•	any other specific terms of the debt securities, which terms will not be inconsistent with the provisions of the indenture.

      We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

      Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series.

      If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities and such foreign currencies or foreign currency units in the applicable prospectus supplement.

      Other than as described below under “— Covenants” with respect to any applicable series of debt securities and as may be described in the applicable prospectus supplement, the indenture does not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding the applicability of the covenant described below under “— Covenants — Limitation on Secured Debt” or any deletions from, modifications of or additions to the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Ranking

      Because we are a holding company that conducts substantially all of its operations through subsidiaries, holders of debt securities and guarantees of DTE Energy will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and preferred stockholders, if any. Our subsidiaries, principally Detroit Edison and MichCon, from time to time incur debt to finance their business activities. Substantially all of the physical properties of Detroit Edison and MichCon are subject to the liens of their respective mortgage indentures as security for the payment of outstanding mortgage bonds.

      Our assets consist primarily of investment in subsidiaries. Our ability to service indebtedness, including any debt securities and guarantees, depends on the earnings of our subsidiaries and the distribution or other payment from subsidiaries of earnings to us in the form of dividends, loans or advances, and repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the debt securities or to make payments to us in order for us to pay our obligations under the debt securities. In addition, Detroit Edison has the right to defer interest payments on its outstanding junior subordinated debentures.

In the event it exercises this right, Detroit Edison may not declare or pay dividends on, or redeem, purchase or acquire, any of its capital stock during the deferral period. DTEE has outstanding debentures which have similar restrictions.

Senior Debt Securities

      Unless otherwise indicated in the applicable prospectus supplement, our obligation to pay the principal of, and any premium and interest on, the senior debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness.

Subordinated Debt Securities

      Our obligation to pay the principal of, and any premium and interest on, any series of subordinated debt securities will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined below) to the extent provided in the supplemental indenture relating to the series and the terms of those subordinated debt securities, as described below and in any applicable prospectus supplement, which may make deletions from, or modifications or additions to, the subordination terms described below.

      Upon any payment or distribution of assets or securities of DTE Energy to creditors upon any liquidation, dissolution, winding-up, reorganization, or any bankruptcy, insolvency, receivership or similar proceedings in connection with any insolvency or bankruptcy proceeding of DTE Energy, the holders of Senior Indebtedness will first be entitled to receive payment in full of the Senior Indebtedness before the holders of subordinated debt securities will be entitled to receive any payment or distribution in respect of the subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of DTE Energy being subordinated to the payment of subordinated debt securities of such series, which may be payable or deliverable in respect of the subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or other proceeding.

      By reason of such subordination, in the event of liquidation or insolvency of DTE Energy, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of other obligations of DTE Energy that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities of such series.

      Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of DTE Energy applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the subordinated debt securities of such series have been paid in full.

      No payments on account of principal or any premium or interest in respect of the subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default.

      “Indebtedness” means

•	indebtedness for borrowed money,

•	obligations for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of business),

•	obligations evidenced by notes, bonds, debentures or other similar instruments,

•	obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property,

•	obligations as lessee under leases that have been or should be, in accordance with accounting principles generally accepted in the United States, recorded as capital leases,

•	obligations, contingent or otherwise, in respect of acceptances, letters of credit or similar extensions of credit,

•	obligations in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements,

•	guarantees of obligations of others, directly or indirectly, or Indebtedness in effect guaranteed directly or indirectly through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor or (4) otherwise to assure a creditor against loss, and

•	all Indebtedness described above secured by any Lien (as defined below) on property.

      “Senior Indebtedness,” for purposes of subordinated debt securities of each series, means all Indebtedness, whether outstanding on the date of issuance of subordinated debt securities of the applicable series or thereafter created, assumed or incurred, except Indebtedness ranking equally with the subordinated debt securities or Indebtedness ranking junior to the subordinated debt securities. Senior Indebtedness does not include obligations to trade creditors or indebtedness of DTE Energy to its subsidiaries. Senior Indebtedness with respect to the subordinated debt securities of any particular series will continue to be Senior Indebtedness with respect to the subordinated debt securities of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

      “Indebtedness ranking equally with the subordinated debt securities,” for purposes of subordinated debt securities of the applicable series, means Indebtedness, whether outstanding on the date of issuance of the subordinated debt securities or thereafter created, assumed or incurred, to the extent the Indebtedness specifically by its terms ranks equally with and not prior to the subordinated debt securities in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking equally with the subordinated debt securities will not prevent the Indebtedness from constituting Indebtedness ranking equally with the subordinated debt securities.

      “Indebtedness ranking junior to the subordinated debt securities,” for purposes of subordinated debt securities of the applicable series, means any Indebtedness, whether outstanding on the date of issuance of the subordinated debt securities of the applicable series or thereafter created, assumed or incurred, to the extent the Indebtedness by its terms ranks junior to and not equally with or prior to

•	the subordinated debt securities, and

•	any other Indebtedness ranking equally with the subordinated debt securities,

in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking junior to the subordinated debt securities will not prevent the Indebtedness from constituting Indebtedness ranking junior to the subordinated debt securities.

Covenants

      The indenture contains covenants for the benefit of holders of debt securities of each series. The following covenant will apply to a series of debt securities only to the extent specified in the applicable prospectus supplement.

Limitation on Secured Debt

      If this covenant is made applicable to the debt securities of any particular series, we have agreed that we will not create, issue, incur or assume any Secured Debt (as defined below) without the consent of the holders of a majority in principal amount of the outstanding debt securities of all series with respect to which this covenant is made, considered as one class; provided, however, that the foregoing covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if we either:

•	secure all debt securities then outstanding with respect to which this covenant is made equally and ratably with the Secured Debt; or

•	deliver to the trustee bonds, notes or other evidences of indebtedness secured by the Lien (as defined below) which secures the Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the debt securities then outstanding with respect to which this covenant is made and meeting certain other requirements in the indenture.

      “Debt” means

•	indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money; and

•	any guaranty by DTE Energy of any such indebtedness of another person.

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

      “Secured Debt” means Debt created, issued, incurred or assumed by DTE Energy which is secured by a Lien upon any shares of stock of any Significant Subsidiary, as defined in Regulation S-X of the rules and regulations under the Securities Act, whether owned at the date of the initial authentication and delivery of the debt securities of any series or thereafter acquired.

Consolidation, Merger and Sale of Assets

      We may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to, any person that is a corporation, partnership or trust, organized and validly existing under the laws of any domestic jurisdiction. We may also permit any of those persons to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

•	such person is a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	any successor person assumes by supplemental indenture, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all the debt securities issued thereunder, and the performance of our obligations under the indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities;

•	no event of default under the indenture has occurred and is continuing after giving effect to the transaction;

•	no event which, after notice or lapse of time or both, would become an event of default under the indenture has occurred and is continuing after giving effect to the transaction; and

•	certain other conditions are met.

Events of Default

      Unless otherwise specified in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be any of the following events:

(i) failure to pay interest on the debt securities of that series, or any additional amounts payable with respect to the debt securities, for 30 days after payment is due;

(ii) failure to pay principal or any premium on the debt securities of that series, or any additional amounts payable with respect to the debt securities, when due;

(iii) failure to pay any sinking fund installment or analogous payment when due;

(iv) failure to perform other covenants in the indenture for 60 days after we are given written notice by the trustee or we and the trustee are given written notice by the registered owners of at least 25% in principal amount of the debt securities of that series;

(v) default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by DTE Energy (including a default with respect to any other series of debt securities issued under the indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by DTE Energy (or the payment of which is guaranteed by DTE Energy), whether such indebtedness or guarantee exists on the date of the indenture or is issued or entered into following the date of the indenture, if:

either:

•	such default results from failure to pay any such indebtedness when due and such defaulted payment will not have been made, waived or extended within 30 days of such payment default; or

•	as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity and such indebtedness shall not have been discharged in full or such acceleration will not have been rescinded or annulled within 30 days of such acceleration; and

•	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $40 million;

(vi) certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to DTE Energy; or

(vii) any other event of default provided with respect to debt securities of that series.

      If an event of default with respect to the debt securities of any series, other than an event of default described in the item above pertaining to certain events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul the acceleration. If an event of default occurs pertaining to certain events of bankruptcy, insolvency or reorganization, the principal amount and accrued and unpaid interest and any additional amounts payable in respect of the debt securities of that series — or a lesser amount as provided for in the debt securities of that series — will be immediately due and payable without any declaration or other act by the trustee or any holder.

      The indenture provides that within 90 days after the occurrence of any default under the indenture with respect to the debt securities of any series, the trustee must transmit, in the manner set forth in the indenture, notice of the default to the holders of the debt securities of such series unless the default has been cured or waived. But, in the case of a default in the payment of the principal of (or premium, if any) or interest or any additional amounts or in the payment of any sinking fund installment, on any debt security of such series, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of such notice is in the interest of the holders of debt securities of such series. And further, in the case of any event of default as described in paragraph (iv) above, no such notice to holders will be given until at least 30 days after the occurrence of the event of default.

      If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of such series by all appropriate judicial proceedings.

      The indenture further provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless that requesting holder has offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

      Notwithstanding any other provision of the indenture, the holder of any debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such debt security on the respective due dates for the respective debt security (as the same may be extended in accordance with the terms of such debt security) and to institute a suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

Interest Rates and Discounts

      The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

      We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. U.S. Federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

Exchange, Registration and Transfer

      Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

      Holders may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located in Europe in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

      In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the redemption date;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Payment and Paying Agents

      Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. If, however, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our paying agent in the Borough of Manhattan, The City of New York.

      Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

      Unless we specify otherwise in the applicable prospectus supplement, the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, will be designated:

•	as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

•	as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

      We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

•	a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

•	a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

      However, if the debt securities of that series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, and if the stock exchange requires it, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

      All monies we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depository to a nominee of the depository;

•	by any nominee to the depository itself or another nominee;

•	by the depository or any nominee to a successor depository or any nominee of the successor.

      To the extent not described below and under the heading “Book-Entry Securities,” we will describe the terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

      As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided under “Book-Entry Securities” or in any applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form;

•	will not be considered the owners or holders under the indenture relating to those debt securities; and

•	will not be able to transfer or exchange the global debt securities, except in the limited circumstances as described in this prospectus or any supplement.

      The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the owner’s ability to transfer beneficial interests in a global security.

      Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests of the global security.

      For a description of the depository arrangements for global securities held by The Depository Trust Company, see “Book-Entry Securities.”

Discharge, Defeasance and Covenant Defeasance

      We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

•	have become due and payable;

•	will become due and payable within one year; or

•	are scheduled for redemption within one year.

      To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable. The deposited amount must be sufficient to pay the entire amount of principal of, and any premium or interest on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity of the debt securities, as the case may be; provided, however, we have paid all other sums payable under the indenture with respect to the debt securities, and certain other conditions are met.

      Unless we specify otherwise in the applicable prospectus supplement, we may elect

•	to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as “defeasance”;

•	with respect to any debt securities, to be released from certain covenant obligations as described in the related prospectus supplement, as may be provided for under Section 301 of the indenture, which we refer to as “covenant defeasance”.

      In the case of defeasance we will still retain some obligations in respect of the debt securities, including our obligations:

•	to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities;

•	to register the transfer or exchange of the debt securities;

•	to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

•	to maintain an office or agency with respect to the debt securities and to hold monies for payment in trust.

      After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

      To elect either defeasance or covenant defeasance we must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities. The deposit will provide through the scheduled payment of principal and interest in accordance with their terms, money in an amount sufficient to pay the principal of and any premium and interest on (and, to the extent that (x) the debt securities of such series provide for the payment of additional amounts and (y) we may reasonably determine the amount of any such additional amounts at the time of deposit (in the exercise of our sole discretion), any such additional amounts with respect to) such debt securities, and any mandatory sinking fund or analogous payments thereon, on their scheduled due dates.

      In addition, we can only elect defeasance or covenant defeasance if, among other things:

•	the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of the deposit of funds with the trustee and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of the deposit of funds with the trustee; and

•	we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

      The indenture deems a foreign currency to be any currency, currency unit or composite currency including, without limitation, the euro, issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

      The indenture defines government obligations as securities which are not callable or redeemable at the option of the issuer or issuers and are:

•	direct obligations of the United States or the government or governments in the confederation which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments which issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

      Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

      Unless otherwise specified in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, either:

•	the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

•	a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made, the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

•	in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

•	with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

      The indenture defines a “conversion event” as the cessation of use of:

•	a foreign currency both by the government of the country or the confederation which issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	any currency unit or composite currency for the purposes for which it was established.

      Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

      If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable for payment of the amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

      Under the indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an event of default.

Modification and Waiver

      We and the trustee may, without the consent of holders, modify provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. We and the trustee may modify certain other provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under the indenture affected by the modification. However, the provisions of the indenture may not be modified without the consent of the holder of each debt security affected thereby if the modification would:

•	change the stated maturity of the principal of, or any installment of principal of, or any premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

•	reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

•	change the place of payment, coin or currency in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

•	reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required under the indenture in order to take certain actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture; or

•	if the debt securities are convertible or exchangeable, modify the conversion or exchange provision in a manner adverse to holders of that debt security;

•	in the case of a subordinated debt security, modify any of the subordination provisions in a manner adverse to holders of that debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, exchange or conversion, if applicable, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment;

•	modify any of the above provisions.

We and the trustee may, without the consent of holders, modify provisions of the indenture for certain purposes, including, among other things:

•	to evidence the succession of another person to DTE Energy and the assumption by any such successor of the covenants of DTE Energy in the indenture and in the debt securities; or

•	to add to the covenants of DTE Energy for the benefit of the holders of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon DTE Energy with respect to the debt securities; or

•	to add any additional events of default with respect to the debt securities (and, if such event of default is applicable to less than all series of debt securities, specifying the series to which such event of default is applicable); or

•	to add to or change any provisions of the indenture to provide that bearer debt securities may be registrable, to change or eliminate any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer debt securities, to permit bearer debt securities to be issued in exchange for registered debt securities, to permit bearer debt securities to be issued in exchange for bearer debt securities of other authorized denominations or facilitate the issuance of debt securities in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the debt securities; or

•	to establish the form or terms of debt securities of any series; or

•	to evidence and provide for the acceptance of appointment of a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts; or

•	to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision therein, or to make or amend any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of debt securities of any series in any material respect; or

•	to modify, eliminate or add to the provisions of the indenture to maintain the qualification of the indenture under the Trust Indenture Act as the same may be amended from time to time; or

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as therein set forth; or

•	to modify, eliminate or add to the provisions of any security to allow for such security to be held in certificated form; or

•	to secure the debt securities; or

•	to make provisions with respect to conversion or exchange rights of holders of securities of any series;

•	to amend or supplement any provision contained therein or in any supplemental indenture, provided that no such amendment or supplement shall adversely affect the interests of the holders of any debt securities then outstanding in any material respect; or

•	to modify, delete or add to any of the provisions of the indenture other than as contemplated above.

      The holders of at least a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

•	payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

      The following applies only in the event that debt securities are held by a DTE Energy Trust.

      To the extent that any action under any debt securities held by a DTE Energy Trust is entitled to be taken by the holders of at least a specified percentage of those debt securities, and unless otherwise specified in the applicable prospectus supplement, holders of the trust preferred securities issued by that DTE Energy Trust may take action if the action is not taken by the property trustee of that DTE Energy Trust. Notwithstanding the foregoing, if an event of default under those debt securities has occurred and is continuing and is attributable either to:

•	the failure of DTE Energy to pay the principal of, or any premium or interest on, those debt securities on the due date; or

•	the failure by DTE Energy to deliver the required securities or other property upon an appropriate conversion or exchange election, if any,

and an event of default has occurred and is continuing under the applicable trust agreement, a holder of the related trust preferred securities may institute a direct action.

      A “direct action” is a legal proceeding directly against DTE Energy for enforcement of payment to the holder of trust preferred securities issued by a DTE Energy Trust of the principal of or any premium or interest on the debt securities held by that trust having a principal amount equal to the liquidation amount of those trust preferred securities held by that holder or for enforcement of any conversion or exchange rights, as the case may be. DTE Energy may not amend an indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding that have an interest in the related debt securities. If the right to bring a direct action is removed, the DTE Energy Trusts may become subject to the reporting obligations under the Securities Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by DTE Energy in connection with a direct action, DTE Energy will remain obligated to pay the principal of, and any premium and interest on, the related debt securities, and DTE Energy will be subrogated to the rights of the holders of those trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by DTE Energy to the holder in any direct action.

      The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related debt securities unless an event of default has occurred and is continuing under the applicable trust agreement. See “Description of Trust Preferred Securities — Events of Default; Notice” below.

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

      The trustee under the indenture will be The Bank of New York. In addition to acting as trustee, The Bank of New York, as described in this prospectus, also acts as property trustee under the trust agreement and the guarantee trustee under the guarantee; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts as trustee with respect to the securitization bonds issued by The Detroit Edison Securitization Funding LLC and may act as trustee under various other indentures, trusts and guarantees of DTE Energy and its affiliates and perform other banking, trust and investment banking services for DTE Energy and its affiliates in the ordinary course of business.

      The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of DTE Energy, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions with DTE Energy and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the indenture, or else resign.

Description of Common Stock Purchase Contracts and Units

       We may issue stock purchase contracts, representing contracts entitling or obligating holders to purchase from DTE Energy, and DTE Energy to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the contracts are issued or may be determined by reference to a specific formula set forth in the contracts. The common stock purchase contracts may be issued separately or as a part of units, which are referred to in this prospectus as “common stock purchase units,” consisting of a common stock purchase contract and, as security for the holder’s obligations to purchase the common stock under the contracts, the following:

•	senior debt securities or subordinated debt securities of DTE Energy;

•	debt obligations of third parties, including U.S. Treasury securities;

•	trust preferred securities of a DTE Energy Trust;

•	any other security described in the applicable prospectus supplement; or

•	any combination of the foregoing.

      The common stock purchase contracts may require us to make periodic payments to the holders of the common stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The common stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in certain circumstances we may deliver newly issued prepaid common stock purchase contracts, which are referred to as “prepaid securities,” upon release to a holder of any collateral securing such holder’s obligations under the original contract.

      The applicable prospectus supplement will describe the terms of any common stock purchase contracts or units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such contracts or units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

Description of Trust Preferred Securities

       Each DTE Energy Trust will issue under its trust agreement only one series of trust preferred securities, which will represent beneficial interests in that DTE Energy Trust. Each DTE Energy Trust will qualify its trust agreement under the Trust Indenture Act. Each trust agreement is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the trust agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the trust preferred securities and the trust agreement, including the definitions of certain terms, and those made a part of the trust agreement by the Trust Indenture Act. A form of trust agreement, including a form of trust securities, is filed as an exhibit to the registration statement that includes this prospectus.

General

      The trust preferred securities of each DTE Energy Trust will rank equally, and payments will be made on the trust preferred securities proportionately, with the trust common securities of each DTE Energy Trust except as described under “— Subordination of Trust Common Securities.” Each DTE Energy Trust will use the proceeds from the sale of trust preferred securities and trust common securities to purchase an aggregate principal amount of debt securities of DTE Energy equal to the aggregate liquidation amount of those trust preferred securities and trust common securities. The property trustee of each DTE Energy Trust will hold legal title to the debt securities for the benefit of the holders of the related trust securities. In addition, DTE Energy will execute a guarantee for the benefit of the holders of the related trust preferred securities. The guarantees will not guarantee payment of distributions or amounts payable or securities or other property deliverable, if any, on redemption, repayment, conversion or exchange of the trust preferred securities or liquidation of a DTE Energy Trust when the trust does not have funds or other property legally available for payment or delivery. See “Description of Trust Preferred Securities Guarantees.”

      The revenue of a DTE Energy Trust available for distribution to holders of its trust preferred securities will be limited to payments under the related debt securities and any other assets held by that DTE Energy Trust. If DTE Energy fails to make a required payment in respect of those debt securities or any other assets, that DTE Energy Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities.

      Each DTE Energy Trust will describe the specific terms of the trust preferred securities it is offering in the applicable prospectus supplement, including:

•	the designation, number, purchase price and liquidation amount, if any, of the trust preferred securities;

•	the distribution rate, or method of calculation of the distribution rate, for the trust preferred securities and, if applicable, any deferral provisions;

•	whether the distributions on the trust preferred securities will be cumulative and, if so, the dates from which and upon which distributions will accumulate and be payable and the record dates;

•	if other than U.S. dollars, the currency in which cash payments are payable;

•	the liquidation amount per trust preferred security which will be paid out of the assets of that DTE Energy Trust to the holders upon voluntary or involuntary dissolution and liquidation of that trust;

•	the obligation or right, if any, of that DTE Energy Trust to purchase or redeem its trust preferred securities, whether pursuant to a sinking fund or otherwise, and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, it will or may purchase or redeem, in whole or in part, the trust preferred securities pursuant to its obligation or right to purchase or redeem;

•	the terms and conditions, if any, upon which the trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or property, or a combination of the foregoing;

•	the obligation or right, if any, of DTE Energy, that DTE Energy Trust or any other party to liquidate that DTE Energy Trust and any terms and conditions of such liquidation;

•	the voting rights, if any, of the holders;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed;

•	if applicable, a description of any remarketing, auction or other similar arrangements;

•	whether the trust preferred securities are issuable in book-entry only form and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

•	any other rights, preferences, privileges, limitations or restrictions of the trust preferred securities consistent with the trust agreement or with applicable law, which may differ from those described herein.

      Each DTE Energy Trust will also describe certain material United States federal income tax considerations applicable to any offering of trust preferred securities in the applicable prospectus supplement.

      If indicated in the applicable prospectus supplement, the terms of a DTE Energy Trust may differ from the terms summarized below.

Subordination of Trust Common Securities

      Each DTE Energy Trust will pay distributions on, and the applicable redemption price of, and any other amounts payable or property deliverable under, the trust securities it issues equally among its trust preferred securities and its trust common securities based on their respective liquidation amounts. But, if on any distribution date, redemption date, repayment date or conversion or exchange date, or upon liquidation or an event of default under the debt securities held by that DTE Energy Trust or any other event of default under the trust agreement has occurred and is continuing, that DTE Energy Trust will not pay any distribution on, or applicable redemption or repayment price of, or convert or exchange any of its trust common securities. Further, it will not make any other payment on account of the redemption, repayment, conversion, exchange, liquidation or other acquisition of the trust common securities, unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of that DTE Energy Trust for all distribution periods terminating on or before the redemption, repayment, conversion, exchange, liquidation or other acquisition, and, in the case of payment of the applicable redemption or repayment price, the full amount of the redemption or repayment price, will have been made or provided for. And, in the case of conversion or exchange, no such payments will be made unless the trust preferred securities have been converted or exchanged in full and other amounts payable have been paid. The property trustee will apply all available funds first to the payment in full in cash of all distributions on, or the applicable redemption price of, the trust preferred securities issued by that DTE Energy Trust then due and payable.

      Until any event of default under the trust agreement for a DTE Energy Trust has been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities of that DTE Energy Trust and not on behalf of DTE Energy as the direct or indirect trust common securities owner, and only the holders of the trust preferred securities issued by that DTE Energy Trust will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

      The occurrence of an event of default under the debt securities held by a DTE Energy Trust will constitute an event of default under the trust agreement for that DTE Energy Trust. Within 90 days after the occurrence of an event of default actually known to the property trustee, the property trustee will transmit notice of that event of default to the holders of the trust preferred securities of that DTE Energy Trust, the administrative trustees and DTE Energy, as sponsor, unless the event of default shall have been cured or waived.

      For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against DTE Energy under the debt securities, see “Description Of Debt Securities — Enforcement of Certain Rights by Holders of Trust Preferred Securities.” The applicable prospectus supplement may describe additional events of default under the trust agreement.

Removal of Trustees

      Unless an event of default under the debt securities held by a DTE Energy Trust has occurred and is continuing, DTE Energy, as the direct or indirect owner of trust common securities of that DTE Energy Trust, may remove the property trustee, the Delaware trustee and the administrative trustees at any time. If an event of default under the debt securities held by a DTE Energy Trust has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities of that DTE Energy Trust may remove and replace the property trustee and the Delaware trustee for that DTE Energy Trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in DTE Energy as the direct or indirect trust common securities owner. No resignation or removal of a property or Delaware trustee, and no appointment of a successor to that trustee, will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Merger or Consolidation of Property or Delaware Trustees

      Any person into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will be the successor of the property trustee or the Delaware trustee under the trust agreement, provided that the person will be otherwise qualified and eligible.

Mergers, Conversions, Consolidations, Amalgamations or Replacements of a DTE Energy Trust

      A DTE Energy Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety, to any other person, except as described below or as otherwise described in the applicable prospectus supplement. A DTE Energy Trust may, at the request of DTE Energy, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by a trust organized as such under the laws of any state of the United States; provided, that:

•	the successor entity expressly assumes all of the obligations of that DTE Energy Trust under any agreement to which the trust is a party and either:

•	expressly assumes all of the obligations of that DTE Energy Trust with respect to the trust securities of that DTE Energy Trust, or

•	substitutes for the trust securities of that DTE Energy Trust other securities having substantially the same terms as those trust securities, so long as the successor trust securities rank the same as the trust securities rank with respect to distributions and payments upon liquidation, redemption and otherwise;

•	DTE Energy expressly appoints a trustee of the successor entity possessing substantially the same powers and duties as the property trustee with respect to the debt securities held by that DTE Energy Trust;

•	the successor securities are listed, or any successor securities will be listed upon notification of issuance, if applicable, on each national securities exchange or other organization on which the trust securities of that DTE Energy Trust are then listed, if any;

•	the merger, conversion, consolidation, amalgamation or replacement does not cause the trust securities, including any successor securities, of that DTE Energy Trust to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

•	the merger, conversion, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of that DTE Energy Trust in any material respect;

•	the successor entity has a purpose substantially identical to that of that DTE Energy Trust;

•	prior to the merger, conversion, consolidation, amalgamation or replacement, DTE Energy has received an opinion from nationally recognized independent counsel to that DTE Energy Trust experienced in these matters to the effect that:

•	the merger, conversion, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of that DTE Energy Trust in any material respect,

•	following the merger, conversion, consolidation, amalgamation or replacement, neither that DTE Energy Trust nor the successor entity, if any, will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

•	following the merger, conversion, consolidation, amalgamation or replacement, that DTE Energy Trust or the successor entity, as the case may be, will continue to be classified as a grantor trust for United States federal income tax purposes;

•	DTE Energy or any permitted successor or assignee directly or indirectly owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee; and

•	the property trustee has received an officer’s certificate of DTE Energy and an opinion of counsel, each to the effect that all conditions precedent to the transaction as set forth in the trust agreement have been satisfied.

      Despite the foregoing, a DTE Energy Trust may, with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the consolidation, amalgamation, merger or replacement would cause the DTE Energy Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

      Except as provided under “— Mergers, Conversions, Consolidations, Amalgamations or Replacements of a DTE Energy Trust” and “Description of Trust Preferred Securities Guarantees — Amendments and Assignment” and as otherwise required by law and the trust agreement or specified in the applicable prospectus supplement, the holders of trust preferred securities will have no voting rights.

      DTE Energy, the property trustee, the Delaware trustee and the administrative trustees may amend from time to time the trust agreement for a DTE Energy Trust, without the consent of the holders of the trust securities of that DTE Energy Trust,

•	to cure any ambiguity, or correct or supplement any provisions in the trust agreement that may be defective or inconsistent with any other provision,

•	to add to the covenants, restrictions or obligations of the sponsor,

•	to conform to any change in the Investment Company Act or Trust Indenture Act or the rules promulgated thereunder, or any written change in interpretation of such acts or rules by any governmental authority, or

•	to cause that DTE Energy Trust to continue to be classified for United States federal income tax purposes as a grantor trust;

provided, however, that in the case of the first bullet point above, the modification will not adversely affect in any material respect the interests of the holders of the trust securities issued by that DTE Energy Trust.

      Without the consent of each holder of trust securities issued by a DTE Energy Trust, the trust agreement for that DTE Energy Trust may not be amended to:

•	change the distribution rate, or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

•	change its purpose;

•	authorize the issuance of any additional beneficial interests;

•	change the conversion, exchange or redemption provisions, if any;

•	change the conditions precedent for DTE Energy to elect to dissolve that DTE Energy Trust and distribute the debt securities held by that DTE Energy Trust to the holders of the trust securities, if applicable;

•	change the liquidation, distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of that DTE Energy Trust;

•	affect the limited liability of any holder of its trust securities; or

•	restrict the right of a holder of its trust securities to institute suit for the enforcement of any required distribution on or, if applicable, after the due date therefor or for the conversion or exchange of the trust securities in accordance with their terms.

      So long as the property trustee holds any debt securities for a DTE Energy Trust, the property trustee, the Delaware trustee and the administrative trustees for that DTE Energy Trust will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the debt securities trustee, or execute any trust or power conferred on the property trustee, with respect to those debt securities;

•	waive certain past defaults under the indenture;

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of those debt securities; or

•	consent to any amendment, modification or termination of the indenture or those debt securities, where consent is required;

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of that DTE Energy Trust. But, where a consent under the indenture would require the consent of each holder of those debt securities affected thereby, the property trustee will not consent without the prior approval of each holder of the trust preferred securities issued by that DTE Energy Trust. The property trustee, the Delaware trustee and the administrative trustees may not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of the holders. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the applicable debt securities. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions (other than directing the time, method and place of conducting any proceeding for any remedy available to the debt securities trustee), the property trustee will obtain an opinion of counsel experienced in these matters to the effect that the applicable DTE Energy Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

      Any required approval of holders of trust preferred securities may be given at a meeting of the holders convened for this purpose or by written consent without prior notice. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

      Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by DTE Energy or any affiliate of DTE Energy will, for purposes of this vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

      Unless otherwise specified in the applicable prospectus supplement, trust preferred securities will be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, also referred to as DTC, or other depository identified in the prospectus supplement, or a nominee of DTC or other depository, in each case for credit to an account of a participant in DTC or other depository. The identity of the depository and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates to the extent not discussed under “Book-Entry Securities” will be described in the applicable prospectus supplement. However, unless otherwise specified in the applicable prospectus supplement, DTC will be the depository and the depository arrangements described with respect to the debt securities will apply to those trust preferred securities as well, except all references to DTE Energy shall include DTE Energy Trust I and DTE Energy Trust II and all references to the indenture will refer to the applicable trust agreement. See “Description of Debt Securities — Global Securities” and “Book-Entry Securities.”

Payment and Paying Agent

      Payments in respect of any global certificate representing trust preferred securities will be made to Cede & Co. as nominee of DTC or other applicable depository or its nominee, which will credit the relevant accounts at DTC or other depository on the applicable payment dates, while payments in respect of trust preferred securities in certificated form will be made by check mailed to the address of the holder entitled thereto as the address will appear on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and DTE Energy. The paying agent will be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and DTE Energy. In the event that the property trustee will no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and DTE Energy, to act as paying agent.

Registrar and Transfer Agent

      The property trustee will act as registrar and transfer agent for the trust preferred securities.

      Registration of transfers of trust preferred securities will be effected without charge by or on behalf of a DTE Energy Trust, upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A DTE Energy Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed, repaid or called for redemption or repayment.

Information Concerning the Property Trustee

      The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, will undertake to perform only the duties that are specifically set forth in the trust agreement and, during the continuance of that event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of the related trust securities unless the holder offers the property trustee reasonable indemnity against the costs, expenses and liabilities that it might incur thereby.

Miscellaneous

      The administrative trustees are authorized and directed to conduct the affairs of and to operate each DTE Energy Trust in such a way that:

•	that DTE Energy Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

•	that DTE Energy Trust will be classified as a grantor trust for United States federal income tax purposes; and

•	the debt securities held by that DTE Energy Trust will be treated as indebtedness of DTE Energy for United States federal income tax purposes.

      DTE Energy and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each DTE Energy Trust or each trust agreement, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as that action does not materially adversely affect the interests of the holders of the related trust securities.

      Holders of trust preferred securities will not have any preemptive or similar rights.

Accounting Treatment

      Each DTE Energy Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of each trust. The trust preferred securities for each DTE Energy Trust, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the trust preferred securities, the applicable guarantee and the debt securities will be included in the notes to the consolidated financial statements. We will record distributions that each DTE Energy Trust pays on its trust preferred securities as an expense in our consolidated statement of income.

Description of Trust Preferred Securities Guarantees

       DTE Energy will execute and deliver a guarantee concurrently with the issuance by a DTE Energy Trust of its trust preferred securities for the benefit of the holders from time to time of those trust preferred securities. That guarantee will be held for those holders by a guarantee trustee. DTE Energy will qualify each of the guarantees as an indenture under the Trust Indenture Act. The guarantees will be subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each guarantee, including the definitions of terms, and those made a part of each guarantee by the Trust Indenture Act. A form of guarantee is filed as an exhibit to the registration statement that includes this prospectus. If indicated in the applicable prospectus supplement, the terms of a particular guarantee may differ from the terms discussed below.

General

      Pursuant to and to the extent set forth in the guarantee, DTE Energy will irrevocably and unconditionally agree to pay in full the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that a DTE Energy Trust may have or assert. The following payments constitute guarantee payments with respect to trust preferred securities and, to the extent not paid by or on behalf of a DTE Energy Trust, will be subject to the applicable guarantee:

•	any accumulated and unpaid distributions that are required to be paid on the applicable trust preferred securities, to the extent that a DTE Energy Trust has funds legally available therefor at such time;

•	the applicable redemption or repayment price and all accumulated and unpaid distributions to the date of redemption or repayment with respect to the trust preferred securities called for redemption or repayment, to the extent that a DTE Energy Trust has funds legally available therefor at such time; or

•	upon a voluntary or involuntary dissolution and liquidation of the applicable DTE Energy Trust, other than in connection with the distribution of the debt securities to holders of its trust preferred securities or the redemption, repayment, conversion or exchange of its trust preferred securities, if applicable, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the DTE Energy Trust has funds available therefor, and

•	the amount of assets of that DTE Energy Trust remaining available for distribution to holders of its trust preferred securities in liquidation of that DTE Energy Trust.

      DTE Energy’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by DTE Energy to the holders of the applicable trust preferred securities entitled to those payments or by causing the applicable DTE Energy Trust to pay those amounts to the holders.

      If the trust preferred securities are exchangeable or convertible into other securities, DTE Energy will also irrevocably agree to cause the applicable DTE Energy Trust to deliver to holders of those trust preferred securities those other securities in accordance with the applicable exchange or conversion provisions.

      DTE Energy will, through the guarantee, the applicable trust agreement, the related debt securities and the applicable indenture, taken together, fully, irrevocably and unconditionally guarantee all of each DTE Energy Trust’s obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each DTE Energy Trust’s obligations under its trust preferred securities.

Ranking

      Unless otherwise specified in the applicable prospectus supplement, each guarantee will constitute an unsecured obligation of DTE Energy and will rank equal to the debt securities held by the DTE Energy Trust that issued the preferred trust securities covered by the guarantee. Each trust agreement provides that each holder of trust preferred securities, by acceptance of the applicable trust preferred securities, agrees to the terms of the related guarantee, including any subordination provisions.

      The guarantees will not limit the amount of secured or unsecured debt, including indebtedness under the indenture, that may be incurred by DTE Energy or any of its subsidiaries.

Guarantee of Payment

      Each guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against DTE Energy to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. A guarantee will not be discharged except by payment of the related guarantee payments in full to the extent not paid by the applicable DTE Energy Trust or upon distribution of the debt securities or other assets held by the DTE Energy Trust to the holders of the its trust preferred securities.

Amendments and Assignment

      Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, a guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of the outstanding trust preferred securities covered by that guarantee. The manner of obtaining any approval will be as set forth under “Description Of Trust Preferred Securities — Voting Rights; Amendment of a Trust Agreement.” All guarantees and agreements contained in a guarantee will bind the successors, assigns, receivers, trustees and representatives of DTE Energy and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

Events of Default

      An event of default under a guarantee will occur upon the failure of DTE Energy to perform any of its payment or other obligations under that guarantee, provided that, except with respect to a default in respect of any guarantee payment or delivery of any securities upon conversion or exchange of the trust securities, DTE Energy has not cured the default 90 days from the date the guarantee trustee obtains knowledge of the event of default. The holders of a majority in liquidation amount of the trust preferred securities covered by a guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of that guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under that guarantee.

      If the guarantee trustee fails to enforce a guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against DTE Energy to enforce its rights under that guarantee without first instituting a legal proceeding against the applicable DTE Energy Trust, the guarantee trustee or any other person or entity.

Termination

      A guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption or repayment price of the related trust preferred securities, upon full payment of all amounts or delivery of all securities or other property due upon the dissolution and liquidation of the applicable DTE Energy Trust or upon the conversion or exchange of all of the related trust preferred securities. A guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid or other property distributed under those trust preferred securities or the related guarantee.

Information Concerning the Guarantee Trustee

      The Bank of New York will be the guarantee trustee under the guarantee.

      The guarantee trustee, other than during the occurrence and continuance of a default by DTE Energy in performance of a guarantee, will undertake to perform only the duties that are specifically set forth in that guarantee and, during the continuance of that default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Rights Upon Dissolution

      Unless the debt securities held by a DTE Energy Trust are distributed to holders of the related trust preferred securities, upon any voluntary or involuntary dissolution and liquidation of that DTE Energy Trust, after satisfaction of the liabilities of its creditors as required by applicable law, the holders of those trust preferred securities will be entitled to receive, out of assets held by that DTE Energy Trust, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of DTE Energy, the property trustee, as holder of the debt securities, would be a creditor of DTE Energy.

Book-Entry Securities

       Unless otherwise specified in the applicable prospectus supplement, we will issue to investors securities, other than our common stock, in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

      No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those debt securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

      DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act.

      DTC has also informed us that it was created to:

•	hold securities for “participants”; and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

      Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent or trustee as registered holders of the securities entitled to the benefits of the certificate or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

      Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

      Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

      DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

      According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of the persons other than DTC or its nominee only if:

DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

•	we execute and deliver to the trustee an order complying with the requirements of the indenture that the book-entry security will be so exchangeable; or

•	an event of default has occurred and is continuing.

      Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

      If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the trustee will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

      Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

      None of DTE Energy, the DTE Trusts, the trustees or any registrar and transfer agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

Plan of Distribution

       DTE Energy and the DTE Energy Trusts may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

      DTE Energy and the DTE Energy Trusts may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

      If DTE Energy and/or a DTE Energy Trust use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

      Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from DTE Energy and/or a DTE Energy Trust and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. DTE Energy and the DTE Energy Trusts may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange and the Chicago Stock Exchange. DTE Energy and the DTE Energy Trusts may elect to list any other class or series of securities on any exchange but are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Neither DTE Energy nor the DTE Energy Trusts can give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

      Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Legal Matters

       The validity of the securities issued by DTE Energy will be passed upon for DTE Energy by Thomas A. Hughes, Associate General Counsel. In addition, other customary legal matters relating to the offering of the securities, including matters relating to our due incorporation, legal existence and authorized capitalization, will be passed upon for DTE Energy by Thomas A. Hughes, Associate General Counsel. Mr. Hughes owns approximately 1,000 shares of DTE Energy common stock and holds options to purchase an additional 30,750 shares. The validity of the securities issued by the DTE Energy Trusts and certain matters of Delaware law will be passed upon for the DTE Energy Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the DTE Energy Trusts. Except as otherwise set forth in a prospectus supplement, the validity of the securities will be passed upon for any underwriters, dealers or agents by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP will rely on the opinion of Mr. Hughes with respect to Michigan law.

Experts

       The financial statements and the related financial statement schedule of DTE Energy Company incorporated in this prospectus by reference from the DTE Energy Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information of DTE Energy included in DTE Energy’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in DTE Energy’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and incorporated by reference herein, they did not audit and they did not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

      The financial statements and the related financial statement schedule of MCN Energy Group Inc. incorporated in this prospectus by reference from the MCN Energy Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited condensed consolidated interim financial information of MCN included in MCN’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in MCN’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated by reference herein, they did not audit and they did not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Unaudited Pro Forma Combined Condensed
Consolidated Statements of Income

       The following unaudited pro forma information reflects the historical combined condensed consolidated statements of income of DTE Energy and MCN after accounting for the merger as a purchase business combination. Accordingly, the following information should be read together with the historical consolidated financial statements and the related notes thereto, of both DTE Energy and MCN, which are incorporated into this prospectus by reference. The unaudited pro forma combined condensed consolidated statements of income assume the merger became effective as of the beginning of the periods presented.

      The following unaudited pro forma information does not include a combined condensed consolidated balance sheet since the merger is reflected in DTE Energy’s consolidated financial statements on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001, which are incorporated into this prospectus by reference.

      The information presented below is not necessarily indicative of the results of operations that might have occurred had the merger actually closed as of the beginning of the periods presented. The information is not necessarily indicative of the future results of operations of DTE Energy after the merger.

      The unaudited pro forma combined condensed consolidated statements of income do not reflect the non-recurring costs and expenses associated with integrating the operations of the two companies, nor any of the anticipated recurring expense savings arising from the integration.

      The allocation of the purchase price included in the pro forma statements is preliminary and may be revised up to one year from the date of acquisition due to adjustments in the estimated fair value of the assets acquired and liabilities assumed, and refinements of management’s plans to divest of certain assets acquired. Accordingly, the final value of the purchase price and its allocation may differ from the amounts shown in the unaudited pro forma combined condensed consolidated statements of income that follow.

      As of January 1, 2001, DTE Energy and MCN adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted.

DTE Energy Company and MCN Energy Group Inc.

Unaudited Pro Forma Combined Condensed Consolidated
Statement of Income Before Cumulative Effect of
Accounting Change and Extraordinary Item
Nine Months Ended September 30, 2001

	(1) (4)		(2) (3) (5)
	DTE	(1) (4)	Pro Forma		Pro Forma
	(As Reported)	MCN	Adjustment		Combined

	(millions, except per share amounts)
Operating Revenues	$5,713	$1,544	$—		$7,257

Operating Expenses
Fuel, purchased power and gas	2,940	1,241	(11	)(e)	4,170
Operation and maintenance	1,308	176	4	(c)	1,488
Depreciation, depletion and amortization	599	57	17	(a)	673
Taxes other than income	232	31	—		263
Restructuring charge	266	—	—		266
(Gains) loss from sales of assets and tax credits	—	(128)	128	(d)	—

Total Operating Expenses	5,345	1,377	138		6,860
Operating Income	368	167	(138)		397
Interest Expense and Other
Interest expense	330	49	41	(b)	420
Preferred stock dividends of subsidiary	8	10	—		18
Other — net	6	(2)	5	(d)	9

Total Interest Expense and Other	344	57	46		447
Income (Loss) Before Income Taxes	24	110	(184)		(50)
Income Taxes (Benefit)	(87)	45	(57	)(f)	(99)
Income (Loss) Before Cumulative Effect of Accounting Change and Extraordinary Item	$111	$65	$(127)		$49
Average Common Shares Outstanding
Basic	150				166
Diluted	151				167
Earnings per Common Share Before Accounting Change and Extraordinary Item
Basic	$0.74				$0.30
Diluted	$0.74				$0.29

See “Notes to Unaudited Pro Forma Combined Condensed Consolidated Statements of Income” on page F-4.

DTE Energy Company and MCN Energy Group Inc.
Unaudited Pro Forma Combined Condensed Consolidated
Statement of Income
Year Ended December 31, 2000

	(1) (4)		(2) (3) (5)
	DTE	(1) (4)	Pro Forma		Pro Forma
	(As Reported)	MCN	Adjustment		Combined

	(millions, except per share amounts)
Operating Revenues	$5,597	$2,791	$—		$8,388

Operating Expenses
Fuel, purchased power and gas	2,233	2,022	(27	)(e)	4,228
Operation and maintenance	1,480	370	7	(c)	1,857
Depreciation, depletion and amortization	758	138	41	(a)	937
Taxes other than income	296	71	—		367
Property write-downs and restructuring charges	—	10	—		10
Gains from sales of assets and tax credits	—	(17)	—		(17)

Total Operating Expenses	4,767	2,594	21		7,382
Operating Income	830	197	(21)		1,006
Interest Expense and Other
Interest expense	336	123	99	(b)	558
Preferred stock dividends of subsidiary	—	28	—		28
Joint Venture Loss (Income)	26	(100)	80	(d)	6
Other — net	(9)	(18)	—		(27)

Total Interest Expense and Other	353	33	179		565
Income Before Income Taxes	477	164	(200)		441
Income Taxes (Benefit)	9	55	(53	)(f)	11
Net Income	$468	$109	$(147)		$430
Average Common Shares Outstanding
Basic	143	88			172
Diluted	143	89			172
Earnings per Common Share
Basic	$3.27	$1.23			$2.50
Diluted	$3.27	$1.22			$2.50

See “Notes to Unaudited Pro Forma Combined Condensed Consolidated Statements of Income” on page F-4.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Statements of Income

       1. Certain revenues and expenses of DTE Energy and MCN have been reclassified.

      2. Routine sales and purchases between DTE Energy and MCN are not material and have not been eliminated in the Unaudited Pro Forma Combined Condensed Consolidated Statements of Income.

      3. DTE Energy applies the provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, for its incentive compensation plans. MCN applied the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for its incentive compensation plans. The impact of adjusting MCN’s recorded compensation expense under SFAS No. 123 to the provisions of APB No. 25 is not material, and therefore, is not reflected in the pro forma adjustments.

      4. MCN reflects results of operations of MCN for five months ended May 31, 2001. DTE Energy (As Reported) includes results of operations for MCN beginning with the month of June 2001.

      5. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Income are based on the following assumptions:

a. Reflects adjustments related to fair values of assets subject to depletion and the amortization of purchase price in excess of the amounts assigned to identifiable assets and liabilities of MCN using the straight-line method over 40 years. In accordance with the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, the amortization of goodwill will cease and goodwill will be tested for impairment on an annual basis.

b. Reflects the interest expense related to the issuance of $1.350 billion in long-term debt of DTE Energy to finance the cash consideration of the merger. Interest expense is assumed at 7.37%, which includes the effect of the amortization of the merger debt hedges.

c. Reflects the elimination of net gain and transition adjustments related to pension and other post-retirement benefits.

d. Reflects adjustments to gains on MCN’s sales of investments in joint ventures and other assets to reflect values that would have been assigned to such investments and assets in the allocation of the purchase price as of the beginning of the periods presented.

e. Reflects adjustments for storage and transport costs.

f. The estimated provision for income taxes related to the pro forma adjustments is based on the statutory federal income tax rate of 35%. Amortization of goodwill has not been tax affected.

DTE Energy Company